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EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statement No. 333-110674 on Form S-3, as amended; (ii) Registration Statement No. 333-91013 on Form S-3; (iii) Registration Statement No. 333-85257 on Form S-3; (iv) Registration Statement No. 333-46255 on Form S-3; (v) Registration Statement No. 333-123284 on Form S-8; (vi) Registration Statement No. 102654 on Form S-8; and
(vii) Registration Statement 333-91867 on Form S-8; of our report dated March 11, 2005, relating to the financial statements of Double Eagle Petroleum Co. appearing in this Annual Report on Form 10-KSB of Double Eagle Petroleum Co. for the year ended December 31, 2004.

HEIN + ASSOCIATES LLP

Denver, Colorado
April 6, 2005